Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Net Income Growth of 51 Percent in Fiscal 2005 First Quarter

     ST. LOUIS--(BUSINESS WIRE)--April 28, 2005--Build-A-Bear Workshop, Inc. (NYSE: BBW):

     --   First quarter revenue increased 23.6%, net income increased 50.8%.

     -- Earnings per diluted share were $0.40 vs. $0.30 in fiscal 2004, an increase of 33.3%, and include $0.02 per diluted share for flagship store preopening costs.

     -- Fiscal 2005 earnings guidance remains $1.35 to $1.41 per diluted share, representing net income growth of 37% to 43% compared to fiscal 2004. Guidance includes $0.06 per diluted share for flagship store preopening costs.

     -- New franchise agreement with Norway completed in April - international franchisees to now open 20 to 25 new stores in 2005

     Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer of customized stuffed animals, announced earnings results for the fiscal 2005 first quarter, the addition of Norway as an international franchisee and reiterated fiscal 2005 earnings guidance.
     Total revenue for the fiscal 2005 first quarter (13 weeks ended April 2, 2005) increased 23.6% to $86.1 million, compared to $69.6 million in the prior year's first quarter (13 weeks ended April 3, 2004). First quarter net income increased 50.8% to $8.0 million, or $0.40 per diluted share, on 20.12 million diluted shares outstanding. These results compare to net income of $5.3 million, or $0.30 per diluted share, on 17.86 million diluted shares outstanding in last year's first quarter.
     The company now expects European franchisees to open 16 to 18 new stores in 2005. Including these European new stores, total international franchisee new stores are now targeted at 20 to 25 in 2005.
     The company reiterates fiscal 2005 earnings guidance of $1.35 to $1.41 per diluted share and second quarter earnings guidance of $0.23 to $0.25 per diluted share.
     "Our earnings growth in the first quarter was outstanding and illustrates the power of our business and store model to deliver growth and improvement," said Chairman and Chief Executive Bear Maxine Clark. "Our strategy of raising brand awareness, taking our creative merchandise and "hands-on" shopping experience to wherever families go to have fun, and growing our highly productive and profitable store base is paying off.
     Our progress remains positive -- new store expansion activity is on-plan and on-schedule, including our New York City flagship store; our oldest stores continued to show comparable store sales growth higher than the total store average; we look forward to a winning season with three ballpark stores now open for business; we've added the National Football League to our line-up of licensed sports apparel partners; and Build-A-Bear Workshop On Tour, our mobile store, is spreading smiles across the country."

     Fiscal 2005 First Quarter

     Fiscal 2005 first quarter total revenue includes net retail sales of $85.7 million, an increase of $16.2 million or 23.4% compared to last year's first quarter. Net retail sales growth was primarily driven by the addition of new stores opened during the past twelve months and comparable store sales growth of 5.4%. First quarter total revenue includes revenue from international franchise fees and third-party licensing totaling $336,000, an increase of $219,000 compared to last year's first quarter.
     First quarter net income growth of $2.7 million, compared to the fiscal 2004 first quarter, was driven primarily by increased revenue and improved leverage on costs and expenses, and higher interest income, partially offset by higher store preopening costs. Gross margin rate improved to 50.3% up from 48.3% in the fiscal 2004 first quarter, as sales volume leveraged store occupancy costs and produced purchasing cost efficiencies. Selling, general and administrative expense as a percent of total revenue decreased to 34.4% from 35.9% as efficiencies were realized in store payroll expense, marketing spending and corporate office expense. Store preopening costs increased primarily due to higher store preopening costs associated with the New York City flagship store, which totaled $580,000 pretax, or $0.02 per diluted share, in the first quarter.
     Beginning in February 2005, the company began to 'anniversary' the start of its national television advertising campaign. Sales in the 2004 first quarter benefited from the company being featured in one segment of a nationally syndicated television show. Sales in the 2005 first quarter benefited from a shift in the Easter holiday from the second quarter in fiscal 2004 to the first quarter in 2005.
     During the 2005 first quarter, the company opened three new Build-A-Bear Workshop(R) retail stores in the United States and Canada, as planned. This compares to opening one new Build-A-Bear Workshop store during the 2004 first quarter. With these new stores, Build-A-Bear Workshop stores at the end of the first quarter totaled 167 in the United States and six in Canada. During the quarter the international franchisees opened no new international stores; international stores totaled 12 at the end of the first quarter.

     International Expansion Plan

     On April 8, 2005, the company signed a franchise agreement to open Build-A-Bear Workshop stores in Norway. In March, the company entered into a franchise agreement for the Netherlands, Belgium and Luxembourg (Benelux countries). These recent agreements bring the total number of international countries with franchise agreements to twelve. Those countries include Australia, Belgium, Denmark, France, Japan, Luxembourg, the Netherlands, Norway, the Republic of China (Taiwan), South Korea, Sweden and the United Kingdom. In fiscal 2004, revenue from international franchise fees totaled $846,000. The company expects fiscal 2005 international franchise fee revenue to total approximately $2.0 million.
     "With the addition of four new European countries, we are expanding our European new store growth outlook," said President and Chief Operating Officer Bear, Barry Erdos. "Our franchisees in Europe now look to open 16 to 18 stores this year, including 8 to 10 stores in the United Kingdom, two in Denmark, two in France - the first to open in May in the world famous Galeries Lafayette department store in Paris - one store in Sweden, two stores in the Netherlands, and one store in Norway."

     IPO Lock-up Expiration

     Build-A-Bear Workshop(R) priced its initial public offering on October 27, 2004. The offering closed on November 2, 2004. A mandatory 180-day lock-up period, and 18-day lock-up extension, applicable to shares held by executive officers and directors, and the selling stockholders, is expected to expire on May 16, 2005.

     Outlook

     At this time, the company expects fiscal 2005 (52 weeks ended Dec. 31, 2005) net income in the range of $27.3 million to $28.5 million, representing net income growth of 37% to 43% compared to fiscal 2004. Diluted earnings per share (EPS) are expected to be in the range of $1.35 to $1.41. Comparable store sales growth is expected to be approximately 3%.
     The company plans to open a flagship store in New York City in July 2005. Estimated flagship store pre-opening costs of approximately $1.9 million pretax, or $0.06 per diluted share, are significantly higher than for a typical store and are included in the fiscal 2005 earnings guidance.
     The company expects fiscal 2005 second quarter (13 weeks ended July 2, 2005) net income in the range of $4.7 million to $5.1 million, and diluted EPS in the range of $0.23 to $0.25 on 20.3 million diluted shares outstanding. These expected results include flagship store pre-opening costs of approximately $1.3 million pretax or $0.04 per diluted share. Comparable store sales growth is expected to be in the range of 2% to 3% in the second quarter. The 2004 second quarter included the Easter holiday. These expected results compare to fiscal 2004 second quarter net income of $4.9 million, and diluted EPS of $0.27 on 18.0 million diluted shares outstanding.
     Build-A-Bear Workshop expects to open 28 to 30 new Build-A-Bear Workshop stores in the United States and Canada, including the flagship store in New York City, and three new friends 2B made(R) stores in fiscal 2005. Twelve of the new stores are planned to open in the second quarter. International franchisees expect to open 20 to 25 new stores in fiscal 2005.
     The company expects to begin expensing stock-based compensation in the first quarter of fiscal 2006 as required by the SEC's recently released amendment to the required effective dates for SFAS 123R, Share-Based Payment.

     Other News

     Build-A-Bear Workshop will host its Annual Meeting of Shareholders in St. Louis, Missouri, on Thursday, May 12, 2005, at 10:00 a.m. local time (CDT). The company will broadcast the meeting over the Internet via webcast. The webcast will be accessible through the Investor Relations page of the corporate web site, http://ir.buildabear.com. Following the live meeting, a replay of the webcast will be available until the next annual meeting.

     Today's Conference Call Webcast

     Today at 10:00 a.m. EDT, Build-A-Bear Workshop(R) will host a live audio webcast of its discussion with the investment community regarding the company's fiscal 2005 first quarter results. The webcast can be accessed at http://ir.buildabear.com. Following the live discussion, a replay of the webcast will be available until the next quarterly conference call.

     About Build-A-Bear Workshop, Inc.

     Build-A-Bear Workshop, Inc. (NYSE: BBW), with fiscal 2004 total revenue of $302 million, is the only national company that offers Guests an interactive make-your-own-stuffed animal retail-entertainment experience. The first store opened in St. Louis in 1997; at the end of 2004 the company operated 170 stores in 40 states and Canada. With the opening of its store in Sheffield, England, in the fall of 2003 and the addition of international stores in Japan, Denmark and Australia in 2004, Build-A-Bear Workshop has become the global leader in the teddy bear business. In November 2004, the company opened two friends 2B made(R) stores, the newest concept based on the doll-making experience. For more information about the company and its products, call 888.560.BEAR (2327) or visit the company's award-winning Web site at www.buildabear.com.

     Forward-Looking Statements

     Statements in this news release expressing or indicating the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, company financial performance, sales growth, new store openings, any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, without limitation, those detailed in our 2004 annual report on Form 10-K filed with the SEC on March 29, 2005 under the caption "Risk Factors" and the following: (1) we may be unable to maintain our current comparable store sales growth; (2) our marketing initiatives may not be effective in generating sufficient levels of brand awareness and Guest traffic;
(3) we may be unable open new stores to effectively manage our growth; (4) we may be unable to effectively manage our international franchises or laws relating to those franchises may change; (5) we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; (6) customer traffic may decrease in the shopping malls where we are located, on which we depend to attract Guests to our stores; (7) general economic conditions may decrease, which could lead to reduced consumer demand for our products; (8) our market share could be adversely affected by a significant number of competitors; (9) we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; (10) the ability of our principal vendors to deliver merchandise may be disrupted; (11) the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade; (12) third parties that manage our warehousing and distribution functions may perform poorly; (13) we may fail to renew, register or otherwise protect our trademarks or other intellectual property; (14) we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; (15) we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms, or may violate the terms of our current leases; (16) we may experience failures in our communications or information systems; (17) terrorism or the uncertainty of future terrorist attacks or war could reduce consumer confidence and mall traffic; (18) we may become subject to challenges relating to overtime pay or other regulations relating to our employees; (19) we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise, and (20) we may improperly obtain or be unable to protect information from our Guests in violation of privacy or security laws or expectations.
     These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
       Unaudited Condensed Consolidated Statements of Operations
        (dollars in thousands, except share and per share data)



                        13 Weeks                13 Weeks
                         Ended      % of         Ended      % of
                        April 2,    Total       April 3,    Total
                          2005    Revenues(1)     2004    Revenues(1)
                      ----------- ----------- ----------- -----------
Revenues:
 Net retail sales    $    85,723    99.6 %  $    69,495     99.8 %
 Franchise fees              306      0.4           117       0.2
 Licensing revenue            30      0.0            --       0.0
                      ----------- ----------- ----------- -----------
   Total revenues         86,059    100.0        69,612     100.0
                      ----------- ----------- ----------- -----------
Costs and expenses:
 Costs of merchandise
  sold                    42,607     49.7        35,922      51.7
 Selling, general
  and administrative      29,635     34.4        24,993      35.9
 Store preopening          1,188      1.4           212       0.3
 Interest expense
  (income), net             (368)    (0.4)          (39)     (0.1)
                      ----------- ----------- ----------- -----------
   Total costs and
    expenses              73,062     84.9        61,088      87.8
                      ----------- ----------- ----------- -----------
   Income before
    income taxes          12,997     15.1         8,524      12.2
Income tax expense         5,029      5.8         3,239       4.7
                      ----------- ----------- ----------- -----------
   Net income              7,968      9.3         5,285       7.6
Cumulative dividends
 and accretion of
 redeemable preferred
 stock                        --                    492
Cumulative dividends
 of nonredeemable
 preferred stock              --                    114
                      -----------             -----------
   Net income
    available to
    common and
    participating
    preferred
    stockholders     $     7,968            $     4,679
                      ===========            ===========

Net income allocated
 to common
 stockholders        $     7,968            $       104
                      ===========            ===========

Net income allocated
 to participating
 preferred
 stockholders        $        --            $     4,575
                      ===========            ===========

Earnings per
 common share:
 Basic               $      0.41            $      0.48
                      ===========            ===========
 Diluted             $      0.40            $      0.30
                      ===========            ===========
Shares used in
 computing common
 per share amounts:
  Basic               19,274,625                217,519
  Diluted             20,123,927             17,858,276

   (1) Selected statement of operations data expressed as a percentage of total revenues, except costs of merchandise sold which is expressed as a percentage of net retail sales.
       Percentages will not total due to costs of merchandise sold being expressed as a percentage of net retail sales and rounding.


             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
            Unaudited Condensed Consolidated Balance Sheets
        (dollars in thousands, except share and per share data)

                                                   April 2, January 1,
                                                     2005      2005
                                                   --------- ---------
                                ASSETS
Current assets:
 Cash and cash equivalents                         $70,609   $67,327
 Inventories                                        30,819    30,791
 Receivables                                         3,473     3,792
 Prepaid expenses and other current assets           5,031     5,320
 Deferred tax assets                                 2,836     2,725
                                                  --------- ---------
   Total current assets                            112,768   109,955

Property and equipment, net                         77,321    75,815
Other intangible assets                              1,300     1,411
Other assets, net                                    2,155     2,056
                                                  --------- ---------
Total Assets                                      $193,544  $189,237
                                                  ========= =========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                  $21,883   $25,767
 Accrued expenses                                   13,321    13,966
 Other current liabilities                          17,750    22,222
                                                  --------- ---------
   Total current liabilities                        52,954    61,955
                                                  --------- ---------

Deferred franchise revenue                           2,047     2,075
Deferred rent                                       28,578    26,426
Other liabilities                                      695       732
Deferred tax liabilities                             1,964     2,539

Stockholders' equity:
 Common stock, par value $0.01 per share.              199       196
 Additional paid-in capital                         81,441    77,708
 Retained earnings                                  27,354    19,386
 Notes receivable from officers                       (146)   (1,770)
 Unearned compensation                              (1,542)      (10)
                                                  --------- ---------
   Total stockholders' equity                      107,306    95,510
                                                  --------- ---------
Total Liabilities and Stockholders' Equity        $193,544  $189,237
                                                   ========= =========

             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
       Unaudited Condensed Consolidated Statements of Cash Flows
                        (dollars in thousands)

                                                    13 Weeks 13 Weeks
                                                     Ended    Ended
                                                    April 2, April 3,
                                                      2005     2004
                                                    -------- --------
Cash flows from operating activities:
 Net income                                          $7,968   $5,285
 Adjustments to reconcile net income to
  net cash from operating activities:
  Depreciation and amortization                       4,165    3,543
  Deferred taxes                                       (686)    (268)
  Tax benefit from exercise of non-qualified options  2,095        -
  Loss on disposal of property and equipment            112        -
  Stock-based compensation                               61       26
  Change in assets and liabilities:
   Inventories                                          (28)   3,089
   Receivables                                          319    1,102
   Prepaid expenses and other current assets            289      598
   Accounts payable                                  (3,884)  (3,734)
   Accrued expenses and other liabilities            (5,240)   1,083
                                                    -------- --------
    Net cash provided by operating activities         5,171   10,724
                                                    -------- --------
Cash flows from investing activities:
 Purchases of property and equipment                 (5,501)  (2,403)
 Purchases of other assets                             (270)    (299)
                                                    -------- --------
    Net cash used in investing activities            (5,771)  (2,702)
                                                    -------- --------
Cash flows from financing activities:
 Exercise of employee stock options and employee
  stock purchases                                     2,237        -
 Collection of note receivable from officer           1,645        -
                                                    -------- --------
    Net cash provided by financing activities         3,882        -
                                                    -------- --------
Net increase in cash and cash equivalents             3,282    8,022
Cash and cash equivalents, beginning of period       67,327   20,601
                                                    -------- --------
Cash and cash equivalents, end of period            $70,609  $28,623
                                                    ======== ========

             BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
              Unaudited Selected Financial and Store Data
            (dollars in thousands, except square foot data)

                                                    13 Weeks 13 Weeks
                                                     Ended    Ended
                                                    April 2, April 3,
                                                      2005     2004
                                                    -------- --------
Other financial data:
   Gross margin ($) (1)                            $ 43,116   33,573
   Gross Margin (%) (1)                                50.3%    48.3%
   Capital expenditures (2)                        $  5,501    2,403
   Depreciation and amortization                   $  4,165    3,543


Store data (3):
   Number of stores at end of period                    173      151
   Store square footage at end of period            522,630  464,972
   Comparable store sales change (%) (4)                5.4%    14.8%

   (1) Gross margin represents net retail sales less costs of merchandise sold. Gross margin percentage represents gross margin divided by net retail sales.

   (2) Capital expenditures consists of leasehold improvements, furniture and fixtures, and computer equipment and software purchases.

   (3) Excludes our webstore and seasonal and event-based locations.

   (4) Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.


     CONTACT: Build-A-Bear Workshop, Inc., St. Louis
              Investors:
              Molly Salky, 314-423-8000, Ext. 5353
              or
              Media:
              Jill Saunders, 314-423-8000, Ext. 5293
              www.buildabear.com